Exhibit 10.82

PROFESSIONAL SERVICES AGREEMENT

THIS PROFESSIONAL SERVICES AGREEMENT (the “Agreement”) is made this 3rd day of January, 2007 between Gettysburg Radiation, LLC, a Pennsylvania limited liability company (the “LLC”) and Katin Radiation Therapy P.A., a Maryland professional association (the “Group”).

RECITALS:

1. LLC operates a radiation oncology office at 20 Expedition Trail, Suite 100, Gettysburg, Pennsylvania (the “Practice”) and renders medical treatment to such members of the general public as the LLC from time to time accepts as patients (the “Patients”).

2. Group provides professional radiation oncology services through its owners and affiliated physicians who are authorized and licensed to engage in the practice of medicine in the State of Pennsylvania.

3. LLC and the Group have agreed that the LLC would employ the Group to provide professional medical services to its Patients, upon the terms and conditions more particularly set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, the parties agree as follows:

1. Employment. Subject to the terms and conditions of this Agreement, Group shall be contracted by the LLC to render professional medical services to the LLC’s Patients.

2. Term. The Group’s engagement hereunder shall commence on the date hereof and shall continue on a month-to-month basis, unless terminated earlier as provided herein (the “Term”).

3. Compensation.

3.1 Group shall receive a quarterly amount equal to one hundred percent (100%) of the quarterly Professional Collections received by LLC from services rendered by or under the supervision of Group’s owner and physicians at the Practice. For these purposes Practice Professional Collections shall mean fifteen percent (15.0%) of the net fees billed and collected by LLC for services provided to patients at LLC’s Practice. Net fees shall be calculated as global fees billed and collected by LLC for services provided to patients at LLC’s Practice for each three months of this Agreement less refunds and overpayments for the Practice in the same three-month period.

3.2 Compensation shall be payable quarterly and the amount due to Group shall be settled within 30 days of the end of each quarterly period.

4. Representations, Warranties, and Covenants of the Group. Group represents and warrants to LLC that the following statements are true, correct and complete as of the date hereof and shall be true, correct, and complete at all times during the Term:

4.1 This Agreement constitutes a legal, valid, and binding agreement and obligation of the Group, enforceable against the Group in accordance with its terms;

4.2 Group’s owner and physicians are duly licensed and registered and in good standing under the laws of the State of Pennsylvania to practice medicine, and such licenses and registrations have not been suspended, revoked, or restricted in any manner;

4.3 Group’s owner and physicians are duly licensed and authorized to practice medicine in the State of Pennsylvania, and have obtained Board Certification in the area of radiation oncology;

4.4 Group’s owner and physicians participate in, and have agreed to accept assignment for payment under, the Medicare and Medicaid programs and such other third party payor or managed care programs, including, without limitation, health maintenance programs and preferred provider organizations, with respect to which LLC is then a participant;

4.5 Group’s owner and physicians have valid U.S. Drug Enforcement Administration numbers;

4.6 Group’s owner and physicians have licenses or rights to practice medicine or to dispense or prescribe drugs in any state of the United States and have never been suspended, revoked, or canceled for any reason;

4.7 Group owner and physicians’ admitting and hospital staff privileges at any hospital at which the Group owner and physicians’ ever had such privileges have never been suspended, revoked, or canceled for any reason; and

4.8 Group’s owner and physicians have never been denied medical malpractice insurance coverage with respect to any application therefor or under any policy thereof for any reason, and Group knows of no fact, condition, circumstance, or event that has caused or would cause Group to be denied or uninsurable for medical malpractice insurance coverage.

5. Duties and Responsibilities.

5.1 Area of Responsibility. Group owner and physicians’ principal areas of responsibility shall be those of physicians, practicing predominantly within the specialty of radiation oncology. The LLC agrees that the Group’s owner and physicians shall have such authority as may be reasonably required by Group in order to discharge such responsibilities in an efficient and proper manner.

6. LLC’s Patients. LLC shall determine who shall be accepted as its Patients, and Group recognizes that such Patients accepted are Patients of LLC and not the Group. LLC shall designate, or establish a procedure for designating, which of its engaged professional Groups shall treat each such Patient. Group shall be free to exercise Group’s professional judgment in connection with the diagnosis and treatment of Patients and in fulfilling Group’s responsibilities for LLC; however, Group agrees to observe and comply with the policies, standards, and procedures of LLC as the same shall exist and be modified from time to time by LLC, provided they are reasonable and do not violate any applicable statute, law, rule, or regulation, of any governmental body. Upon the request of the LLC in connection with a claim, action, or specific Patient question, whether made during the term of this Agreement or following its expiration or other termination, Group shall provide in writing a true and complete account of all procedures relating to the rendering of professional services by Group in connection with such claim, action, or Patient question.

7. Fees and Billing Practices. LLC shall charge for professional services rendered by Group in accordance with the fee and billing practices established by LLC, from time to time, and Group shall be responsible for seeing that sufficient information is provided to LLC so that an accurate record of such services and fees is maintained. All fees, charges, compensation, monies, and other things of value realized or received by LLC as a result of the professional medical services rendered by Group or the employees or independent contractors of LLC shall be deposited in a bank account or bank accounts established in the name of and maintained on behalf of LLC

8. Attorney-in-Fact. Group hereby appoints the LLC to be Group’s true and lawful attorney-in-fact for the following purposes as same relate to the services provided by the Group during the Employment Term: (a) to bill Patients in Group’s name and on Group’s behalf; (b) to collect accounts receivable resulting from such billing in Group’s name and on Group’s behalf; (c) to receive payments from Blue Cross and Blue Shield, Medicare, Medicaid, payments from health plans, and all other third-party payors; (d) to receive the cash proceeds of any accounts receivable; (e) to take possession of and endorse in the name of Group any notes, checks, money orders, insurance payments, and other instruments received in payment of accounts receivable; (f) to deposit all such fees, collections, and charges in a bank account or bank accounts established in the name of and maintained on behalf of LLC, and (g) to initiate legal proceedings in the name of Group (i) to collect any accounts and monies owed to LLC for services rendered by Group, (ii) to enforce the rights of Group as creditor under any contract or in connection with the rendering of any service, and (iii) to contest adjustments and denials by governmental agencies (or its fiscal intermediaries) as third-party payors. Group authorizes LLC, as Group’s attorney-in-fact, to take any further action and to execute such documents and instruments that LLC shall consider necessary or advisable in connection with any of the foregoing, hereby giving LLC full power and authority to do and perform each and every act or thing whatsoever requisite or advisable to be done in connection with the foregoing as fully as Group might or could do personally, and hereby ratifying and confirming all that LLC shall lawfully do or cause to be done by virtue thereof or hereof.

The foregoing power (i) is a special power of attorney coupled with an interest and is irrevocable, and (ii) shall survive the death, disability, legal incapacity, bankruptcy, or insolvency, of Group; provided, however, that this power of attorney shall terminate upon termination of this Agreement with respect to accounts receivable arising from services rendered by Group after the Effective Date of Termination (as such term is defined below) of Group’s engagement hereunder.

9. Insurance

9.1 During Retention. During the Term, Group shall obtain and maintain in full force and effect medical malpractice insurance insuring Group from and against claims arising out of, resulting from, or relating to any acts, errors, omissions, events or circumstances involving professional medical services rendered by the Group for and on behalf of the LLC during the Term having coverage limits of One Million Dollars ($1,000,000) per occurrence and Three Million Dollars ($3,000,000) in the annual aggregate. Group represents that Group knows of no fact, condition, circumstance, or event that would preclude Group’s eligibility for such coverage.

9.2 Extended Reporting Coverage.

9.2.1 General. If Group’s retention with the LLC ends for any reason, Group shall immediately obtain (if necessary) a policy or policies of medical malpractice insurance insuring the LLC from and against claims that may be made after the Effective Date of Termination of Group’s retention hereunder, but that arise out of, result from, or relate to acts, errors, omissions, events, or circumstances involving professional medical services rendered by the Group for and on behalf of the LLC during the Term with the same coverage limits as provided in the medical malpractice insurance policy insuring Group immediately prior to the Effective Date of Termination of her retention hereunder (the “Extended Reporting Coverage” or “professional liability tail-end insurance”).

(i) Within thirty (30) calendar days after the Effective Date of Termination of Group’s retention hereunder, Group shall provide the LLC with a certificate of insurance which shall verify that Group has obtained such Extended Reporting Coverage or professional liability tail-end insurance issued by an “A” rating through Best Services, which shall name the LLC as an additional named insured, and which shall provide that such insurance coverage may not be modified, amended, terminated, rescinded or canceled without providing the LLC with at least thirty (30) days’ advance written notice.

(ii) The parties hereto intend that the Group’s obligations under this Section 9.2.1 shall be satisfied only if Group obtains an Extended Reporting Coverage or professional liability tail-end insurance for a single premium payment that provides for permanent medical malpractice insurance coverage. That is, the Group’s obligations under this Section 9.2.1 shall not be satisfied simply by the Group continuing to maintain, after her Effective Date of Termination, the same medical malpractice insurance policy maintained by the P.A. pursuant to the provisions of Section 9.2.1 hereof during the Term.

10. Termination of Engagement. This Agreement may be terminated by either party at any time for any reason upon thirty (30) days prior written notice.

10.1 Effective Date of Termination. The “Effective Date of Termination” shall mean the last day on which Group actually performs services for LLC under the terms of this Agreement, or would have performed such services had LLC not given notice pursuant to this Section 10.

10.2 Obligations Subsequent to Termination. If an Event of Termination occurs for any reason, LLC and Group shall have the following respective obligations:

10.2.1 Cooperation of Parties. Following any notice of termination of engagement hereunder, whether given by LLC or Group, Group shall reasonably cooperate with LLC in all matters relating to the winding up of Group’s pending work on behalf of LLC and the orderly transfer of such work to LLC’s other professional services Groups.

10.2.2 Assistance in Litigation. LLC and Group covenant and agree that upon reasonable notice and without further payment or consideration, each shall furnish such information and proper assistance to the other as may be reasonably required by such party in connection with any litigation in which the other is, or may become, a party, at any time following the expiration or other termination of this Agreement.

10.2.3 Patient Records. Group acknowledges, understands, and agrees that all records and files concerning Patients belong to and constitute the property of LLC and not that of Group and that LLC shall be the records owner thereof. Therefore, upon termination of this Agreement, all records and files concerning Patients shall remain on the premises and in the possession of LLC, and Group shall promptly return any such records and files to LLC that Group may then have, or at any time thereafter discover to be, in Group’s possession. Notwithstanding the foregoing, LLC shall provide Group with reasonable access to patient records and files as shall be reasonably necessary to assist Group in connection with any actions or proceeding related thereto.

10.2.4 Patient Fees. If at any time subsequent to the occurrence of an Event of Termination any checks (or any other form of payment) for services performed by the Group while employed by the LLC are received by Group, Group shall properly endorse and deliver such checks (or other form of payment) to the principal office of LLC, together with the postmarked envelope, if any, and any other documentation accompanying such payment within five (5) calendar days of receipt. If, subsequent to the occurrence of the termination of this Agreement, LLC receives any correspondence addressed to Group which LLC reasonably believes in good faith relates to any aspect of services rendered by Group while engaged by LLC, the Group authorizes LLC to inspect such correspondence to determine its contents and to retain the original of such correspondence if it relates to such services and send a copy to Group within five (5) calendar days, or, if it is unrelated to such services, the LLC shall promptly forward the original to Group within five (5) calendar days. Upon or subsequent to the occurrence of an Event of Termination, the Group shall not deliver a notice of change of business address to the U.S. Postal Services or any third party without advance notice to the LLC.

11. Status. It is expressly acknowledged by the parties hereto that the Group is an independent contractor and nothing in this Agreement is intended or shall be construed to create an employer-employee relationship, a joint venture relationship, or a lease or landlord/tenant relationship, or to allow the LLC to exercise control or direction over the manner or method by which the Group performs the services which are the subject matter of this Agreement; provided always that the services to be provided hereunder by the Group shall be provided in a manner consistent with professional standards governing such services and the provisions of this Agreement. The Group understands and agrees that the LLC will not withhold on his behalf any sums for income tax, unemployment insurance, social security, or any other withholding pursuant to any law or requirement of any governmental body relating to the Group and that all of such payments and withholdings, if any, are the sole responsibility of the Group. In the event the Internal Revenue Service or any other governmental agency should question or challenge the independent contractor status of the Group, the LLC shall have the right to participate in any discussion or negotiation occurring with such agency or agencies, irrespective of whom or by whom such discussion or negotiation is initiated.

12. Restrictive Covenants.

12.1 For a period commencing on the date hereof and ending twenty-four (24) months following the termination of Group’s engagement hereunder for any reason, Group agrees that Group shall not nor shall Group permit any person or entity, directly or indirectly (alone or together with others) controlling, controlled by, affiliated with or related to him to, directly or indirectly (including through ownership, management, operation or control of any other person or entity, or participation in the ownership, management, operation or control of any other person or entity, or by being connected with or having any interest in, as a stockholder, agent, consultant or partner, any other person or entity):

12.2 engage in the ownership, operation, control or management, or be employed by any radiation oncology practices (whether as a separate business or in conjunction with any business or practice) (a “Competing Business”) within a thirty-five (35) mile radius of the Facility (the “Service Area”);

12.3 have any interest, whether as owner, stockholder, member, partner, director, officer, consultant or otherwise, in any Competing Business in the Service Area; provided, however, that the foregoing restriction shall not prevent any Seller from owning stock in any Competing Business listed on a national securities exchange or traded in the over-the-counter market; provided that Group does not own more than an aggregate of one percent (1%) of the stock of such entity; or

12.4 directly or indirectly employ or retain or attempt to employ or retain or knowingly arrange or solicit to have any other person or entity employ or retain, as an employee, consultant or any person who heretofore (during the eighteen (18) month period ending on the Closing Date) has been employed or retained by the LLC in connection with any aspect of the Business.

12.5 Group acknowledges that the restrictive covenants contained herein have unique value to the LLC, the breach of which cannot be adequately compensated in an action of law. Group further agrees that, in the event of the breach of the restrictive covenants contained herein, the LLC shall be entitled to obtain appropriate equitable relief, including, without limitation, a permanent injunction or similar court order enjoining any Seller from violating any of such provisions, and that pending the hearing and the decision on the application for permanent equitable relief, the LLC shall be entitled to a temporary restraining order and a preliminary injunction. The prevailing party shall be entitled to reimbursement from the other party of its reasonable costs and expenses (including attorneys’ fees and disbursements) of, or related to, such action or proceeding. No such remedy shall be construed to be the exclusive remedy of the LLC and any and all such remedies shall be held and construed to be cumulative and not exclusive of any rights or remedies, whether at law or in equity, otherwise available under the terms of this Agreement, at common law, or under federal, state or local statutes, rules and regulations.

12.6 The foregoing restrictive covenants are not intended to be construed to restrict, limit or prohibit Group from engaging in the professional practice of medicine. If any court of competent jurisdiction shall deem any of the restrictive covenants contained in this Section 12, or portion of any such covenants, too extensive or unenforceable, the other provisions of this Section 12 shall nevertheless stand and remain enforceable according to their terms. In such circumstance, the parties hereto expressly authorize the court to modify such covenants or offending portion thereof, so that the restrictions, limitations and scope of the restrictive covenants extend for the longest period, comprise the largest territory and are enforceable to the maximum permissible extent by law under the circumstances.

12.7 The provisions of this Section 12 shall survive the execution and delivery of this Agreement.

13. General Provisions.

13.1 Law Applicable. This Agreement shall be construed under and in accordance with the internal substantive laws of the State of Pennsylvania.

13.2 References. Unless the context otherwise requires, the following shall apply: (a) references to this Agreement shall include any amendment or renewal hereof; (b) words such as “herein,” “hereinafter,” “hereof,” “hereto” and “hereunder” refer to this Agreement as a whole; (c) whenever any reference is made in this Agreement to a party hereto, such reference shall (when applicable) be deemed to be and include references to such party’s estate, personal representative, legal representative, heirs, successors, assigns, and transferees (direct or indirect) thereof; (d) capitalized words and phrases used in this Agreement that are capitalized for reasons other than syntax or grammar shall have the meaning attributable to them hereunder; (e) references to the masculine gender in this Agreement shall be deemed to include the feminine and neuter, and references to the singular shall include the plural, and vice versa, where appropriate; (f) references to a noun, verb, adjective, or adverb shall be deemed to include the inflected form thereof, and vice versa, where appropriate; (g) any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder; and (h) the word “including” shall mean including without limitation.

13.3 Severability. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision thereof; and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

13.4 Entire Agreement. This Agreement contains the entire agreement of the LLC and the Group regarding the subject matter contained herein and supercedes any prior understanding or agreement, whether written or oral, between LLC and Group with respect to the subject matter contained herein.

13.5 Modification and Waiver. No provision of this Agreement may be amended, modified, waived, or discharged unless such amendment, modification, waiver, or discharge is agreed to in writing and signed by LLC and Group. No waiver by LLC or Group of any default or breach of any provision of this Agreement by the other shall be deemed to extend to or operate as a waiver of any prior or subsequent default or breach of any provision of this Agreement or affect in any way any right arising by virtue of any prior or subsequent occurrence. No delay or omission on the part of LLC or Group in exercising any right or remedy that such party may now or hereafter have hereunder or otherwise at law or in equity shall operate as a waiver thereof, and no single or partial exercise by such party of any such right or remedy shall preclude any other future exercise thereof or the exercise of any other right or remedy.

13.6 Binding Effect; Benefit. This Agreement shall be binding upon, and inure to the benefit of, LLC and Group and their respective heirs, legal and personal representatives, and permitted successors and assigns.

13.7 Assignment. Group may neither assign Group’s rights nor delegate Group’s duties and obligations under this Agreement; provided, however, that nothing contained in this Agreement shall prevent LLC from reorganizing, merging, or consolidating with or into another person or entity or transferring, selling, exchanging, or otherwise disposing of all or substantially all of LLC’s assets; and further provided, that LLC may, from time to time and without notice to the Group, transfer and assign this Agreement and its rights and obligations hereunder to any other person or entity that assumes the duties and obligations of LLC hereunder.

13.8 Notice. Whenever any notice is required or permitted to be given under any provision of this Agreement, such notice shall be in writing, signed by or on behalf of the party giving the notice, and shall be deemed to have been given when delivered by personal delivery or mailed by certified or registered mail, postage prepaid, return receipt requested, addressed to the party or parties to whom such notice is to be given, at the address set forth under such party’s signature hereto (or at such other address as such party may specify in a previous notice similarly given).

13.9 Costs of Enforcement. If any action at law or in equity (including any appellate proceeding) is brought to interpret, construe, or enforce any provision of this Agreement or any right of any party to this Agreement, the non-prevailing party shall be responsible for and shall pay, all fees, costs, and expenses incurred by the prevailing party in connection therewith, including, without limitation, all legal and accounting fees, costs, and expenses at all levels of litigation or arbitration.

13.10 Offset. Whenever LLC is to pay any sum to Group, any amounts that Group owes LLC may be deducted from that sum before payment.

13.11 Waiver of Breach or Violation Not Deemed Continuing. The waiver by any party of a breach or violation of any provision of this Agreement shall not operate as, or be construed to be, a waiver of any subsequent breach hereof.

13.12 Headings. The headings of the various sections herein contained are intended for ease of reference only and are not to be construed as evidence of the intent as to the content thereof.

13.13 Construction. In the event of any dispute as to the precise meaning of any term contained herein, the principles of construction and interpretation that written documents be construed against the party preparing the same shall not be applicable. Every covenant, term, and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any party hereto.

13.14 Public Announcement. No public announcement of Group’s engagement by LLC or any other matter contemplated herein, including termination, shall be made by either party without the prior written consent of the other party.

13.15 Expenses. Each party shall pay the fees and expenses of its own counsel and experts and all other expenses incurred by such parties incident to the negotiation, preparation, and consummation of this Agreement.

13.16 Survival of Representations, Warranties, and Covenants. All representations and warranties of the parties hereto made in this Agreement shall survive the termination, expiration or nonrenewal of this Agreement, and all covenants and agreements of the parties hereto made in this Agreement shall survive the termination, expiration or nonrenewal of this Agreement until such covenants and agreements shall have been fully performed and satisfied.

13.17 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original instrument, and said counterparts shall constitute but one and the same agreement which may be sufficiently evidenced by one counterpart.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties have caused this Agreement to be made and entered into on the date last below written with the intent to be legally bound.

GETTYSBURG RADIATION, LLC

By:	/s/ Daniel M. Koeninger
Name:	David M. Koeninger
Title:	Vice President

KATIN RADIATION THERAPY P.A.

By:	/s/ Michael J. Katin, M.D.
Name:	Michael J. Katin, M.D.
Title:	President